INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Eaton Vance Insured California Municipal Bond Fund on Form N-2 of our report dated August 20, 2002, relating to the financial statement of Eaton Vance Insured California Municipal Bond Fund as of August 19, 2002 in the Statement of Additional Information, which is part of this registration statement.

We also consent to the references to our Firm under the heading "Independent Auditors" in the Prospectus and Statement of Additional Information, which is part of this registration statement.


DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 25, 2002